EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Altice USA, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Altice USA, Inc. of our reports dated April 10, 2017, with respect to the consolidated balance sheet of Altice USA, Inc. and subsidiaries (the Company) as of December 31, 2016 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2016, and the consolidated balance sheet of Cablevision Systems Corporation and subsidiaries as of December 31, 2015 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficiency), and cash flows for the period from January 1, 2016 to June 20, 2016, and the years ended December 31, 2015 and 2014, which reports appear in the Registration Statement on Form S-1 (File No. 333-217240) of the Company.
Our report on the consolidated financial statements of the Company contains an emphasis of matter paragraph that states that the Company was incorporated on September 14, 2015 and had no operations of its own other than the issuance of debt prior to the contribution of Cequel Corporation on June 9, 2016 by Altice N.V. The results of operations of Cequel Corporation for the year ended December 31, 2016 have been included in the results of operations of the Company for the same period as Cequel Corporation was under common control with the Company throughout 2016.
/s/ KPMG LLP
KPMG LLP
New York, New York
December 19, 2017